Exhibit 99.B(m)(4)(b)

FIRST AMENDMENT TO
THE VICTORY VARIABLE INSURANCE FUNDS CONTRACT OWNER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment (“Amendment”) dated as of February 17, 2009, is by and among The Variable Insurance Funds (the “Trust”), on behalf of its series of portfolios (each a “Fund”)  listed on Schedule B, as amended from time to time, and Nationwide Financial Services,  Inc. (“NFS”). This Amendment amends the Victory Variable Insurance Funds Contract Owner Administrative Services Agreement (the “Agreement”) dated June 30, 1999.

WHEREAS, the Trust and NFS desire to amend the Agreement.

NOW, THEREFORE, the Trust and NFS agree to the following:

1.              The following section is hereby added to the Agreement:

“17.                          Each party may disclose that it has entered into this Agreement. Further, each party may disclose the annual fees payable to NFS under this Agreement.”

2.              Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

NATIONWIDE FINANCIAL SERVICES, INC.

/s/ Karen R. Colvin
By:	Karen R. Colvin
Title:	AVP — NF Investment Offerings

THE VICTORY VARIABLE INSURANCE FUNDS,
on behalf of each Fund listed on Schedule B, individually and not jointly

/s/ Christopher Dyer
By:	Christopher Dyer
Title:	Secretary